LEASE

FACE PAGE

LEASE DATE:	May 17 2012
LANDLORD:	RDU Center III LLC, a North Carolina limited liability company
LANDLORD'S NOTICE ADDRESS:	610 East Morehead Street Suite 250 Charlotte, NC 28202 Attn: Gregg Sandreuter **ALL PAYMENTS SHOULD BE MAILED TO:** RDU Center III LLC c/o Beacon Partners 610 East Morehead Street Suite 260-AR Charlotte, NC 28202
TENANT:	MModal Services, Ltd., a New Jersey corporation
TENANT'S NOTICE ADDRESS:	2121 RDU Center Drive Suite 200 Morrisville, NC 27560
PROJECT:	That certain building known as RDU Center III ("Project"), with an address of 2121 RDU Center Drive, Morrisville, North Carolina 27560 and consisting of 114,518 SF.
PREMISES:	Shall initially be deemed to be 18,350 rentable square feet ("SF"), located at 2121 RDU Center Drive, Suite 200, Morrisville, North Carolina 27560 and more particularly described in Exhibit "A" ("Premises").
TERM:	A period of ninety-five (95) months, beginning on the Commencement Date and ending as set forth in Section 1.3 of this Lease.

ANNUAL BASE RENT:	Initially $22.50 per SF, subject to increases as set forth in Exhibit C of this Lease.
MONTHLY BASE RENT:	An amount equal to one-twelfth of the then applicable Annual Base Rent.
SECURITY DEPOSIT:	An amount equal to one installment of Monthly Base Rent as applicable during the twelfth (12th) month following the Commencement Date ("Security Deposit")
BASE EXPENSE STOP:	Operating Expenses incurred during the calendar year 2012 ("Base Expense Stop")
APPLICABLE LAWS:	All applicable laws, statutes, regulations, codes, ordinances, and court or judicial orders of any local, state or federal governmental authority.

LEASE

This Lease including the Face Page and all exhibits and attachments hereto ("Lease") is made and entered into as of the date set forth on the Face Page, by and between RDU Center III LLC, a North Carolina limited liability company (hereinafter referred to as "Landlord"), and MModal Services, Ltd., a New Jersey corporation (hereinafter referred to as "Tenant").

SECTION 1.
PREMISES, PROPORTIONATE SHARE AND TERM

1.1. **Premises.** Landlord hereby demises and leases to Tenant, and Tenant hereby accepts and leases from Landlord the Premises (defined on the Face Page of this Lease) together with all rights, privileges, easements, appurtenances, and amenities belonging to or in any way pertaining to the Premises. While the Premises will initially be located as shown on Exhibit A, Tenant shall have the opportunity during its design process, and in any event prior to the construction of the Initial Improvements to propose revisions to the location of the Premises so long as such revised Premises (i) consist of at least 15,000 SF; (ii) are contiguous; (iii) do not infringe upon space leased to other tenants or for which another tenant has signed a letter of intent; and (iv) do not reduce the space total rentable square footage on the floor (i.e., do not create "dead spaces" that cannot be leased to Tenant or another tenant). Such revised Premises shall be subject to Landlord's reasonable review, but in any event the revised Premises shall be located on the second floor of the Project and have main suite entry directly off of the elevator lobby. Promptly following the agreement as to the revised Premises, Landlord and Tenant shall enter into an amendment confirming such revised Premises and replacing Exhibit "A" with a replacement Exhibit "A" depicting the same.

1.2. **Proportionate Share.** Tenant's proportionate share ("Proportionate Share") shall be equal to a fraction which has as its numerator the SF of the Premises and as its denominator the total SF of the Project. Tenant's proportionate share shall be recalculated following any revision to the Premises as provided in Section 1.1. Should the SF of the Project change at any time during the Term, as a result of a recalculation, reconfiguration or addition to the Project by Landlord, Landlord shall notify Tenant in writing of the new SF of the Project and Tenant's new Proportionate Share, which new Proportionate Share shall replace the Proportionate Share in effect at such time and shall be used for all relevant calculations under this Lease. In no event shall Tenant's Proportionate Share be increased as result of a decrease in SF in the Project resulting from a re-measurement of the Project.

1.3. **Term.** The term of this Lease ("Term") shall begin on the Commencement Date (as hereinafter defined) and end at midnight on the last day of the month that is the ninety-fifth (95th) calendar month following the Commencement Date. For the purposes of this Lease any reference to "days" shall be deemed to refer to calendar days unless specifically noted as "business days".

1.4. **Commencement Date.** The commencement date ("Commencement Date") of this Lease shall be the earlier to occur of (i) Substantial Completion of the Initial Improvements

or (ii) November 1, 2012 (the "Outside Commencement Date"). The Outside Commencement Date shall be subject only to adjustment for Landlord Delays as set forth in Exhibit B.

1.5. **Possession.** Taking of possession by Tenant shall be deemed conclusively to establish that the Premises are in good and satisfactory condition, as of such date of possession subject only to latent defects that are not known to Tenant or reasonably discoverable by Tenant with reasonable inspection. Tenant acknowledges that no representations or warranties as to the condition or repair of the Premises have been made by Landlord, unless such are expressly set forth in this Lease.

SECTION 2.
MONTHLY BASE RENT AND ADDITIONAL RENT

2.1. **Monthly Base Rent.** Tenant agrees to pay to Landlord Monthly Base Rent (as defined on the Face Page of this Lease) for the Premises, in advance, without demand, deduction or set off, for the entire Term. Each installment of Monthly Base Rent shall be due and payable on or before the first day of each calendar month during the Term. The payment for any fractional calendar month at the commencement or end of the Term shall be prorated.

2.2. **Additional Rent.** Any payments due Landlord hereunder with respect to Operating Expenses (as defined in Section 5 of this Lease), or any other payment or reimbursement other than Monthly Base Rent shall be defined as additional rent ("Additional Rent"). Payments of Additional Rent shall be due and payable within twenty (20) days of the date of Landlord's invoice to Tenant unless specified otherwise in Section 5 of this Lease.

2.3. **Payment Address.** All Monthly Base Rent, Additional Rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at the address set forth on the Face Page of this Lease or at such other address as Landlord may specify from time to time by written notice. Tenant's obligation to pay Monthly Base Rent, Additional Rent and other amounts to Landlord under the terms of this Lease shall not be deemed satisfied until such payments have been actually received by Landlord. In the event that any check, draft or other instrument of payment given by Tenant is dishonored for any reason, Tenant agrees to pay to Landlord the sum of $50.00 on demand in addition to any Late Payment Charge that may be due.

SECTION 3.
LATE PAYMENT CHARGE

3.1. **Late Payment.** In the event that any installment of Monthly Base Rent or Additional Rent or any other payment or reimbursement due hereunder is not received by Landlord within seven (7) days of the date when such payment or reimbursement is due (each a "Late Payment"), Tenant shall pay to Landlord on demand a late charge ("Late Payment Charge") in an amount equal to four percent (4%) of such Late Payment. The provision for such Late Payment Charge shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner. Notwithstanding the foregoing, Landlord agrees to waive the first such

Late Payment Charge in any twelve (12) calendar month period, provided Landlord receives the Late Payment within three (3) business days after Landlord's written notice to Tenant that the Late Payment has not been received (the written notice of such Late Payment may include notice by facsimile for the purposes of this Section 3.1).

3.2. **Intentionally Omitted.**

SECTION 4.
SURRENDER OF PREMISES AND HOLDOVER

4.1. **Surrender of Premises.** Upon the expiration or termination of this Lease or the termination of Tenant's right of possession of the Premises, Tenant shall surrender and vacate the Premises immediately and deliver possession thereof to Landlord in a clean, good and tenantable condition, ordinary wear and repairs that are the responsibility of Landlord excepted. If the Premises are not surrendered in such condition, Landlord may undertake all necessary cleaning, trash removal and repair work, including, without limitation, removal of Tenant's equipment (including telecommunications equipment and wiring) and fixtures, all at the expense of Tenant, which actual expense Tenant shall pay on demand by Landlord. Without limiting its remedies, Landlord may apply any Security Deposit of Tenant against the cost of such work. Upon any termination that occurs other than by reasons of Tenant's default, prior to such termination Tenant shall be entitled to remove from the Premises all unattached and movable trade fixtures and personal property of Tenant without credit or compensation from Landlord, provided Tenant immediately shall repair all damage resulting from such removal and shall restore the Premises to a good and tenantable condition. If Tenant shall fail to remove any unattached and movable trade fixtures and personal property which Tenant is entitled to remove prior to any expiration or within five (5) days following an earlier termination, Landlord may remove the same without any liability to Tenant. Any fixtures and personal property not so removed upon the vacancy of the Premises by Tenant shall be conclusively presumed to have been abandoned by Tenant, and to the extent Landlord elects to accept the same, title to such property shall pass to Landlord without any payment or credit. Landlord may, at its option and at Tenant's expense, store and/or dispose of any such property remaining in the Premises.

4.2. **Holdover.** Tenant will, at the termination of this Lease by lapse of time or otherwise, yield up immediate possession of the Premises to Landlord with all repairs and maintenance required herein to be performed by Tenant completed. If Tenant remains in possession after such termination without Landlord's written consent, such holdover shall not be deemed to be a renewal of this Lease but shall be deemed to create a month-to-month term which may be terminated by either party on the seventh (7th) day after written notice is delivered to the other party. In the event that any such holdover exists, all of the terms and provisions of this Lease shall be applicable during such holdover period, except that Tenant shall pay Landlord from time to time upon demand, as rent for the period of any holdover, an amount equal to one hundred fifty percent (150%) of the Monthly Base Rent and Operating Expenses in effect on the termination date, computed on a daily basis for each day of the holdover period; provided, however, that so long as no other default exists, during the first thirty (30) days of the holdover period (i) the Monthly Base Rent shall be the then escalated rate and (ii) the Operating Expenses shall be the actual Operating Expenses for such period as provided elsewhere in the Lease.

Without limiting the foregoing, in the event that Tenant does not yield up possession of the Premises to Landlord with all repairs and maintenance required herein to be performed by Tenant completed within thirty (30) days after written notice from Landlord, Tenant shall indemnify, defend and hold Landlord harmless from any and all claims, loss or damage arising from Tenant's holdover.

SECTION 5.
TAXES, INSURANCE EXPENSE, AND OPERATING EXPENSES

5.1. **Operating Expenses Defined.** The charges outlined in this Section 5, relating to the operation, maintenance and repair of the Project shall be referred to collectively as operating expenses (**"Operating Expenses"**). Operating Expenses shall include without limitation all taxes, assessments and governmental charges of any kind or nature whatsoever levied or assessed against the Project and any land, buildings or other improvements located on the property of which the Project is a part (**"Property"**), by any municipality, county, or other governmental authority (**"Taxes"**), the Insurance Expense (as such term is defined in Section 14.1 of this Lease) and any and all actual and reasonable costs and expenses associated with the operation, maintenance, repair or replacement (including parts) of, without limitation: water and sewer services, electricity and natural gas, janitorial services, interior and exterior window washing, pest control, landscaping, irrigation and lawn maintenance, rubbish removal, sidewalks, curbs and gutters, parking lots and driveways, common area lighting, heating, air conditioning and ventilation systems, common signs for the Project, common area and exterior painting, security services, property management services (including administrative and operating costs but not to exceed four percent (4%) of the gross rents (including Monthly Base Rent and Operating Expenses or the equivalent) for the Project), snow and ice removal, fire alarm monitoring, miscellaneous maintenance and repair expenses, fees or dues paid to any property owner's association, any and all storm water related fees and charges and any other fees or charges levied against the Project by an agency or other authority having jurisdiction, adequate reserve allowances for future expenses relating to the aforementioned costs, an onsite management office and a reasonable overhead charge for the administration of all such work.

5.2. **Payment of Operating Expenses and Base Expense Stop (as defined on the Face Page of this Lease).** In any one calendar year during the Term, any part thereof or any renewal or extension thereof, (a) Landlord shall pay Operating Expenses for the Project up to a maximum amount equal to the Base Expense Stop, and (b) Tenant shall pay to Landlord, in addition to Monthly Base Rent, Additional Rent equal to Tenant's Proportionate Share of all Operating Expenses in excess of the Base Expense Stop. Exclusions to Operating Expenses are set forth in Exhibit C.

5.3. **Monthly Payments.** Landlord shall reserve the right to require Tenant to pay monthly, as Additional Rent (due and payable in advance on the first day of each month), an amount which shall equal one-twelfth ($1/12^{th}$) of Tenant's Proportionate Share of the excess Operating Expenses (as reasonably estimated by Landlord) for the current year.

5.4. **Annual Reconciliation.** Within one hundred eighty (180) days after the completion of each calendar year during the Term, Landlord shall provide written notice to

Tenant of the actual amount of Operating Expenses for such calendar year, and if applicable, the calculation of Tenant's Proportionate Share of such Operating Expenses in excess of the Base Expense Stop owed by Tenant. In the event that Tenant's payments during such calendar year were less than Tenant's Proportionate Share of Operating Expenses in excess of the Base Expense Stop or in the event that Landlord did not elect to have Tenant make monthly payments of Additional Rent to Landlord, then Tenant shall pay to Landlord, within twenty (20) days receipt by Tenant of this written notice from Landlord, as Additional Rent an amount equal to Tenant's Proportionate Share of all Operating Expenses attributable to the Premises in excess of the Base Expense Stop, as determined on a square foot basis. Failure of Landlord to provide the statement called for hereunder shall not relieve Tenant from its obligations under this Section 5 or elsewhere in this Lease.

5.5. **Proration.** If the first year and/or the final year of the Term do not coincide with the calendar year, all of Tenant's obligations hereunder to pay Tenant's Proportionate Share of Operating Expenses in excess of the Base Expense Stop for such year(s) shall be prorated.

5.6. **Final Year Adjustments.** Prior to the expiration or earlier termination of this Lease, Landlord shall have the option to update its estimate of Operating Expenses for the calendar year of such expiration or termination, and Tenant shall pay to Landlord the amount, so estimated by Landlord, of Tenant's obligation hereunder for Tenant's Proportionate Share of Operating Expenses for the year in which the Lease expires or terminates. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant hereunder, with Tenant being liable for any additional costs therefor upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied, as the case may be.

5.7. **Other Adjustments**. If the Project is not ninety-five percent (95%) occupied during all or any portion of the year, Landlord shall make an appropriate adjustment in accordance with industry standards and generally accepted accounting principles, consistently applied, to the Operating Expenses for such year to determine what the Operating Expenses would have been for such year if the Project had been ninety-five percent (95%) occupied. Such adjustments shall be made by Landlord by increasing those costs included in the Operating Expenses which, according to industry practice but depending on the specific situation of the Project, vary based upon the level of occupancy of the Project (i.e., janitorial contract, electricity and management fee) and this adjusted amount shall be used as the Operating Expenses for all calculations hereunder.

An appropriate adjustment to the Base Expense Stop shall be made to ad valorem real estate taxes for such year to determine what the ad valorem real estate taxes would have been for such year if the Initial Alterations had been completed for the entire year.

SECTION 6.
USE AND COMPLIANCE

The Premises shall be used and occupied for general office and related ancillary uses and for no other purpose without the prior written consent of Landlord. Outside storage, including

without limitation, trucks and other vehicles, is prohibited without Landlord's prior written consent, and Landlord shall advise all tenants of the Project of this prohibition. Tenant covenants that it (i) shall comply with all Applicable Laws (including specifically all zoning, access, and safety regulations) applicable to the operation of Tenant's business or use of the Premises, (ii) shall promptly comply with all Applicable Laws for the correction, prevention and abatement of any violations and any nuisances in, upon or connected with the Premises, all at Tenant's sole expense, (iii) shall not permit nor take any action, which would constitute a nuisance or would disturb or endanger any other tenants or occupants of the Project or unreasonably interfere with their use of their respective premises or the common areas of the Project and (iv) shall abide by and conform to the Rules and Regulations attached hereto as Exhibit "D" and such further reasonable rules and regulations as Landlord may from time to time make or adopt for the care of the Project or the comfort and welfare of the Project's occupants as long as such are enforced in a non-discriminatory manner.

SECTION 7.
HAZARDOUS SUBSTANCES

7.1. **Definitions.** As used in this Section, "Hazardous Substance" means any pollutant, contaminant, toxic or hazardous substance, hazardous waste, dangerous substance, potentially dangerous substance, noxious substance, hazardous, ignitable, explosive, toxic or radioactive material, urea formaldehyde foam insulation, asbestos, PCBs, petroleum products or any other substances the removal of which is required, or the manufacture, production, generation, use, maintenance, disposal, treatment, storage, transfer, handling or ownership of which is restricted, prohibited, regulated or penalized, by any federal, state or local statute, law, regulation or other legal requirement now or at any time hereafter in effect, including but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (U.S.C. 9601 *et. seq.*), the Hazardous Materials Transportation Act (49 U.S.C. 1801 *et seq.*), the Resource Conservation and Recovery Act (42 U.S.C. 6901 *et. seq.*), the Federal Water Pollution Control Act (33 U.S.C. 1251 *et seq.*), the Clean Air Act (42 U.S.C. 7401 *et seq.*), the Toxic Substances Control Act, as amended (15 U.S.C. 2601 *et seq.*), and the Occupational Safety and Health Act (29 U.S.C. 651 *et seq.*), as these laws and legal requirements have been or are in the future amended or supplemented.

7.2. **Covenants.** Tenant shall not use or permit the employees, agents, invitees or licensees of Tenant to use the Premises or any other part of the Project for the production, generation, manufacture, treatment, transportation, storage or disposal of any Hazardous Substance, except with the prior written consent of Landlord and in any event in compliance with all Applicable Laws except for maintenance, office and janitorial supplies (necessary for the ongoing operation and upkeep of the Premises) in *de minimis* quantities (less than five (5) gallons) which are used, stored and disposed of in compliance with all Applicable Laws. Tenant covenants with Landlord that it will: (i) deliver promptly to Landlord true and complete copies of all notices received by Tenant from any governmental authority with respect to the generation, storage or use by Tenant of any Hazardous Substance (whether or not on or in the Premises); (ii) permit entry onto the Premises by Landlord or Landlord's representatives at any reasonable time to verify Tenant's compliance with the provisions of this Section 7 and to monitor Tenant's generation, storage or use of any Hazardous Substance, including, but not limited to the

performance of testing required by Landlord, any governmental agency or lender to determine the status of any Hazardous Substance on or in the Premises; (iii) pay to Landlord as Additional Rent, all of Landlord's actual costs and expenses in connection with such entries, verification, monitoring and testing as well as the reporting therefor; and (iv) complete fully, truthfully and promptly any questionnaires sent by Landlord with respect to Tenant's generation, storage or use of any Hazardous Substance and any affidavits, representations and the like from time to time at Landlord's request with respect to Tenant's generation, storage or use of any Hazardous Substance.

7.3. **Indemnity.** Tenant hereby indemnifies, defends and holds harmless Landlord from and against any and all liabilities, expenses (including, without limitation, court costs and reasonable attorney fees), demands, damages, costs, losses, clean-up costs, actions, causes of action, claims for relief, penalties, fines and charges incurred, assessed, resulting from or arising out of the presence of any Hazardous Substance on, in or under the Premises or the Property (and any off-site property when such Hazardous Substance emanated from the Premises) resulting from the activities, operations or occupancy of Tenant or any act or omission of Tenant or Tenant's employees, agents, visitors or invitees (collectively, the "Tenant Parties"), regardless of whether Landlord shall have consented to, approved of, participated in or had notice of such act or omission or the presence of such Hazardous Substance. Landlord hereby indemnifies, defends and holds harmless Tenant from and against any and all liabilities, expenses (including, without limitation, court costs and reasonable attorney fees), demands, damages, costs, losses, clean-up costs, actions, causes of action, claims for relief, penalties, fines and charges incurred, assessed, resulting from or arising out of the presence of any Hazardous Substance on, in or under the Premises or the Property (and any off-site property when such Hazardous Substance emanated from the Premises) resulting from the negligent or willful act or omission of Landlord or Landlord's employees, agents, visitors or invitees (collectively, the "Landlord Parties"). The provisions of this Section 7.3 shall survive the expiration or earlier termination of this Lease.

7.4. **Landlord Representation.** Landlord represents and warrants to Tenant that Landlord has not received a notice of violation from any governmental authority with respect to the generation, storage or use of Hazardous Substance on the Premises, and that to the knowledge of the Landlord no asbestos or other Hazardous Substances were used in the construction of the Project, nor, to the knowledge of Landlord, have any Hazardous Materials been released, used, or discharged at the Project in an unlawful manner. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be liable to Tenant with respect to the acts of other tenants of Landlord.

SECTION 8.
LANDLORD'S REPAIRS AND MAINTENANCE

Landlord represents and warrants to Tenant that Landlord has not received a notice of violation from any governmental authority with respect to any Applicable Law—and, to Landlord's actual knowledge without investigation, there are no such violations. Landlord shall repair, replace, and maintain in good order and condition and in a manner consistent with other Class A, multi-story office buildings in the Raleigh/Durham market, reasonable wear and tear excepted, the Project, including without limitation, the common areas, foundations, building

roof, structural components and exterior walls and doors and exterior face of exterior windows of the Project, along with the elevators, the electrical, plumbing, mechanical, fire protection and heating, air conditioning and ventilation systems and any other repair, maintenance or replacement for the Project included in the definition of Operating Expenses in Section 5.1, provided, however that Tenant shall repair and pay for any damage caused by the negligence of Tenant or Tenant's employees, agents, visitors or invitees, or caused by Tenant's default hereunder. All costs associated with the repair and maintenance obligations of Landlord under this Section, including the replacement of Project standard fluorescent light tubes in the Premises, shall be included in and constitute Operating Expenses.

SECTION 9.
TENANT'S REPAIRS AND MAINTENANCE

9.1. **Tenant's Responsibility.** Tenant shall maintain the Premises in a clean, attractive and first class condition. Tenant shall also be responsible for the operation, repair, replacement and maintenance of the following items in the Premises through the Term:

1) Any damage caused by Tenant's negligent or willful act or omission or the use of the Premises for anything other than the permitted use;
2) Any Tenant property in the Premises, including, without limitation, furniture, security systems, and equipment (except for janitorial services) or Tenant-installed or Tenant-selected improvements that are not Landlord's building standards;
3) Carpet and paint;
4) Any items that are above building-standard; and
5) Any item covered by a warranty held by Tenant.

Except for the numbered items above, the maintenance, repair, and replacement of the Project and the Premises shall be the responsibility of Landlord as provided in Section 8 above.

9.2. **Litter and Damage.** If Tenant is identified as being responsible for excessive litter or an unsightly mess outside of the Premises or for any damage to the common areas of the Project or the Property (such as an obstruction of a common sewer line, damage to concrete or asphalt paving, or damage to the landscaping or grounds), then Tenant, as Landlord shall reasonably determine, shall pay as Additional Rent the actual and reasonable cost to clean up such litter or mess and repair or replace such damage.

SECTION 10.
INSPECTION

10.1. **Entry.** Landlord and Landlord's agents and representatives shall have the right to enter and inspect the Premises in the event of an emergency and at any reasonable time during normal business hours for janitorial services or for the purpose of inspecting same or to make any repairs as may be permitted or required to be made by Landlord under the terms of this Lease; Landlord shall use commercially reasonable efforts to limit disruption to Tenant's business in the conduct of such repairs. During the period that is six (6) months prior to the end of the Term, Landlord and Landlord's agents and representatives shall have the right to enter the

Premises at any reasonable time during business hours and with reasonable advance notice to Tenant under the circumstances for the purpose of showing the Premises and shall have the right to erect on or in front of the Premises, a suitable sign indicating the Premises are available.

10.2. **Inspection on Termination.** Upon the expiration or earlier termination of this Lease, Tenant shall give written notice to Landlord at least thirty (30) days prior to vacating the Premises and shall arrange to meet with Landlord for a joint inspection of the Premises prior to vacating. In the event Tenant fails to give such notice or arrange such joint inspection, Landlord's inspection at or after Tenant's vacating the Premises shall be conclusively deemed correct for purposes of determining Tenant's responsibility for repairs and restoration.

SECTION 11.
SERVICES AND UTILITIES

11.1. **Services Provided.** Landlord shall furnish the following services to the Project: (i) heating and air conditioning during the hours noted in Section 11.2 below, (ii) janitorial and general cleaning services as detailed on Exhibit E, attached hereto and made a part hereof prior to each "Business Day" which is defined as Mondays, Tuesdays, Wednesdays, Thursdays and Fridays except for New Year's Day, Good Friday, Memorial Day, July 4th, Labor Day, Thanksgiving and Christmas, (iii) passenger elevator service to all floors of the Project (with at least one elevator available to the Premises at all times in which the Project is open except as required for servicing or emergencies), (iv) reasonable amounts of cold and hot running water to lavatories and toilets and (v) electricity for the purposes of lighting and general office equipment use in amounts consistent with building standard electrical capacities. All costs associated with the services of Landlord under this Section shall be included in and constitute Operating Expenses.

11.2. **Heating and Air Conditioning.** The hours of operation of the heating and air conditioning systems in the Project shall be as follows:

Business Days from 7:00 AM to 6:00 PM
Saturday from 8:00 AM to 2:00 PM
There shall be no service provided at other times or on other days except as provided in the following paragraph.

Indoor temperatures for the Project shall be controlled at no higher than 75 degrees Fahrenheit in summer (for outdoor temperatures 93 degrees F and below) and no lower than 72 degrees Fahrenheit (for outdoor temperatures 16 degrees F and above).

Should Tenant desire heating or air conditioning services for hours before or after the times noted above in this Section 11.2 or on Sundays or holidays, Tenant may request such services and Landlord shall cooperate with Tenant to make such services available. In such event, Tenant shall pay on demand a building standard charge of Twenty Dollars ($20.00) per hour per zone, which charge may be reasonably increased or decreased from time to time (to reflect operating and administrative costs) without notice by Landlord.

11.3. **Excess Services.** To the extent Tenant's usage of any service or utility in the Premises or Project including without limitation electricity, natural gas, water/sewage or janitorial services, exceeds the normal amounts of such services generally used by tenants in the Project, Tenant shall pay as Additional Rent the cost for such excess as reasonably estimated by Landlord. Landlord and Tenant shall each have the right, in the event either reasonably determines that Tenant's usage level of a utility is disproportionate compared with other tenants in the Project, then Landlord or Tenant may (at each party's sole discretion) install a separate meter for such utility to the Premises. Tenant shall pay as Additional Rent all actual and reasonable charges for the installation of such meter.

11.4. **Interruption of Services or Utilities.** In no event shall Landlord be liable for any failure or interruption of any service or utility furnished by Landlord under this Lease, and no such failure or interruption shall entitle Tenant to terminate this Lease or abate any payment of Monthly Base Rent or Additional Rent hereunder. Notwithstanding the foregoing, if any service or utility is interrupted due to a negligent or willful act or omission of Landlord, Landlord shall use commercially reasonable efforts to restore such service or utility and should any interruption caused by the negligent or willful act or omission of Landlord last more than three (3) business days, then Tenant shall be entitled to a day for day abatement in Monthly Base Rent for each business day of interruption beginning on the first business day following the three (3) business day period set forth above.

SECTION 12.
ALTERATIONS

12.1. **Alterations to Premises.** Tenant shall not make any alterations, additions or improvements ("Alterations") to the Premises without the prior written consent of Landlord which consent shall not be unreasonably withheld, conditioned, or delayed. All such Alterations must be made at Tenant's sole cost and expense by a contractor approved in writing by Landlord and in accordance with all Applicable Laws. Any Tenant request to make Alterations to the Premises shall be in writing accompanied with all construction drawings (and any additional materials reasonably requested by Landlord) and a review fee of $250.00. Tenant agrees to pay Landlord all actual and reasonable professional and legal fees incurred by Landlord in connection with Landlord's review of Tenant's request, whether or not Landlord consents to Tenant's request. Upon completion of any such Alterations, Tenant will provide Landlord with a copy of the Certificate of Occupancy issued by the applicable governmental authority and final lien waivers and contractors' affidavits from all contractors and subcontractors providing work or materials to the Premises. Notwithstanding the foregoing, Tenant shall be allowed to make Alterations to the Premises without the prior consent of Landlord (but with prior written notice to Landlord and otherwise in compliance with this Lease) if such alterations: (i) do not require a building permit; (ii) cost less than One Hundred Thousand and no/100 Dollars ($100,000) in the aggregate; (iii) are not visible from the exterior of the Premises; and (iv) do not involve or affect any building system.

12.2. **Ownership of Alterations; Indemnity.** All Alterations erected by Tenant shall be and remain the property of Tenant during the Term, and Tenant shall, unless Landlord otherwise elects in writing at the time of granting consent for each such Alteration (or if no

consent is required, promptly following notice from Tenant as provided above), remove all such Alterations erected by Tenant and restore the Premises to its condition existing prior to such Alteration, reasonable wear and tear excepted, by the expiration or earlier termination of this Lease; provided however, that if Landlord so elects as provided above, such Alterations shall become the property of Landlord as of the expiration or earlier termination of this Lease and shall be delivered up to the Landlord with the Premises. Notwithstanding the foregoing sentence, all shelves, bins, machinery (including telecommunications equipment and wiring) and trade fixtures installed by Tenant shall be removed by Tenant prior to the termination of this Lease unless Tenant notifies Landlord in writing that such items will remain in the Premises, and Landlord consents in writing, in which event all such items shall become the property of the Landlord. Upon any such removal, Tenant shall restore the Premises to the condition that existed following Tenant's original installation of the applicable Alteration, reasonable wear and tear excepted and shall repair any damage to the Premises and Project caused by such removal. Tenant agrees to indemnify, defend and hold Landlord, and its agents and employees forever harmless against all claims, liabilities and expenses (including reasonable attorney fees) of every kind, nature and description which may arise out of or in any way be connected with any of the work described in this Section 12. Tenant shall not be required to remove the Initial Alterations (as defined herein) upon termination of the Lease.

SECTION 13.
SIGNS

Tenant shall not place or permit to be placed or maintained on any portion of the Project, including on any exterior door, wall or window of the Project or Premises or within the interior of the Premises if visible from the exterior of the Premises, any signage or advertising matter of any kind, without the prior written consent of Landlord which may not be unreasonably withheld. Landlord shall provide Tenant with (i) a standard listing in the tenant directory located in the Project lobby; (ii) standard signage on the floor on which the Premises are located to the extent provided to other tenants of the Project; and (iii) a Project standard decorative sign at the main entrance to the Premises. Tenant's logo may be used on the Project standard decorative sign so long as such logo is approved by Landlord in its reasonable discretion (Tenant's current logo is so approved) and the use of the logo does not violate any Applicable Laws. At such time as Landlord installs monument signage for the entrance to the building in which the Premises are located, which Landlord, at Landlord's expense will use commercially reasonable efforts to complete and install prior to February 1, 2013, Tenant shall have a slot on such sign, subject to Landlord's reasonable review and approval of content of such sign.

SECTION 14.
PROPERTY AND CASUALTY DAMAGE

14.1. **Insurance.** Landlord agrees to maintain insurance covering the Project in the full replacement cost thereof with a deductible in an amount reasonably deemed appropriate by Landlord, insuring against the perils of Fire, Lightning and Extended Coverage, Vandalism and Malicious Mischief, extended by Special Extended Coverage Endorsement to insure against all other Risks of Direct Physical Loss, casualty, liability and business income and such additional reasonable coverages as the Landlord may elect to further protect its interest in the Premises and

the Project; such coverages and endorsements to be as defined, provided and limited in the standard bureau forms prescribed by the insurance regulatory authority for the state of North Carolina for use by insurance companies admitted in North Carolina for the writing of such insurance on risks located within North Carolina. Subject to the provisions of Sections 14.4, 14.5 and 14.6 below, such insurance shall be for the sole benefit of Landlord and under its sole control. Under no circumstances shall such insurance include nor shall Landlord have any responsibility to insure, repair, or replace Tenant's personal property, Tenant's fixtures or any Alterations or improvements made by Tenant to the Premises. Landlord (subject to the provisions of Section 5.1 of this Lease) agrees to pay before they become delinquent, the costs and or premiums for such policies of insurance (all of which costs or premiums shall collectively be defined as the **"Insurance Expense"**). The Project is covered by casualty and liability insurance, in amounts, and with coverages, as are customarily maintained with respect to similar buildings located in Raleigh, North Carolina, which coverage can be in the form of umbrella coverage covering the Project and other property.

14.2. **Adjustments.** If any increase in the insurance premiums to be provided by Landlord under Section 14.1 above is caused by Tenant's specific use or occupancy of the Premises (as opposed to a general office use), then Tenant shall pay to Landlord as Additional Rent, on demand, the amount of such increase; provided, however, that Landlord shall advise Tenant of the specific cause of such increase and use commercially reasonable efforts to reduce the costs of such increase if Tenant promptly remediates such condition.

14.3. **Notice of Casualty.** If the Premises should be damaged or destroyed by any peril covered by the insurance to be provided by Landlord under Section 14.1 above that does not affect the remainder of the Project, Tenant shall give Landlord prompt written notice of such event.

14.4. **Substantial Damage.** If the Premises should be totally destroyed by any peril covered by the insurance to be provided by Landlord under Section 14.1 above or if the Premises should be so damaged thereby that rebuilding or repairs cannot in Landlord's reasonable estimation be completed within one hundred eighty (180) days after the date of such damage, this Lease shall terminate, and the Monthly Base Rent and Operating Expenses shall be abated during the unexpired portion of this Lease, effective upon the date of the occurrence of such damage.

14.5. **Minor Damage.** If the Premises or the common areas should be damaged by any peril covered by the insurance to be provided by Landlord under Section 14.1 above, but only to such extent that rebuilding or repairs can in Landlord's reasonable estimation be completed within one hundred eighty (180) days after the date of such damage, this Lease shall not terminate, and Landlord shall at its sole cost and expense (but only to the extent insurance proceeds are available with Landlord bearing any deductibles) thereupon proceed with reasonable diligence to rebuild and repair the Premises to substantially the condition in which the Premises existed prior to such damage, except that Landlord shall not be required to rebuild, repair or replace any part of Tenant's personal property, Tenant's fixtures or any Alterations or improvements made by Tenant to the Premises. If the Premises are untenantable in whole or in part following such damage, the Monthly Base Rent and Operating Expenses payable hereunder during the period in which they are untenantable shall be reduced to such extent as may be fair

and reasonable under all of the circumstances. In the event that Landlord should fail to complete such repairs and rebuilding within one hundred eighty (180) days after the date of such damage, Tenant may at its option terminate this Lease by delivering written notice of termination to Landlord as Tenant's exclusive remedy, whereupon all rights and obligations hereunder shall cease and terminate. Notwithstanding the foregoing, if the Premises shall be damaged by any peril covered by the insurance to be provided by Landlord under Section 14.1 above during the last twenty-four (24) months of the term of the Lease and the repair thereof cannot in Landlord's reasonable estimation be completed within ninety (90) days after the date of such damage, Tenant shall have the right to terminate this Lease by written notice to Landlord sent to Landlord within thirty (30) days of such damage and this Lease shall terminate as of the date of such notice.

14.6. **Proceeds to Mortgagee.** Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises or the Project requires that the insurance proceeds paid as a result of a loss covered under the insurance to be provided under the terms of Section 14.1 above be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant at sixty (60) days prior to the effective date of such termination, whereupon all rights and obligations hereunder shall cease and terminate.

SECTION 15.
LIABILITY

15.1. **Injury to Persons or Property.** Landlord shall not be liable to Tenant or Tenant's employees, agents, patrons or visitors, or to any other person whomsoever, for any injury to person or damage to property on or about the Premises except to the extent such injury or damage which result from the negligent or willful act or omission of Landlord or Landlord's employees or agents and Tenant hereby covenants and agrees that it will at all times indemnify, defend and hold safe and harmless the Premises, the Landlord, Landlord's employees, agents and lender(s) from any loss, liability, claim, suit, or expense, including without limitation attorney fees and damages, both real and alleged, arising out of or relating to any such damage or injury; except to the extent injury to persons or damage to property is caused by the negligence or willful misconduct of Landlord or Landlord's employees, agents or lenders.

15.2. **Tenant Insurance.** Tenant shall, at Tenant's sole expense, procure and maintain throughout the Term a policy or policies of (i) commercial general liability insurance, insuring against all claims, demands or actions arising out of or in connection with Tenant's liability assumed under this Lease, covering injury to persons (including death), and property damage (including loss of use thereof) in the amount of at least $2,000,000 per occurrence with an aggregate limit of at least $2,000,000.00, and (ii) all risk (special form) property insurance in an amount equal to the full replacement cost of all Alterations or improvements made by, for or on behalf of Tenant to the Premises, and all furniture, fixtures, equipment and other personal property of Tenant located in the Premises. All such policies procured by Tenant shall be issued by an insurance company authorized to transact business in North Carolina with a rating of not less than A: Class VIII by A.M. Best Company. Valid certificates of insurance evidencing such policies, naming Landlord, the Project property manager and (at Landlord's sole discretion)

Landlord's lender(s) as additional insureds, together with a receipt evidencing payment of premiums therefor, shall be delivered to Landlord prior to the Commencement Date of this Lease. Not less than ten (10) business days prior to the expiration date of any such policies, valid certificates of insurance evidencing such renewal policies (bearing notations evidencing the payment of renewal premiums) shall be delivered to Landlord. Such policies shall further provide that not less than ten (10) business days written notice shall be given to Landlord before such policy may be canceled or changed to reduce insurance provided thereby. If Tenant shall not comply with this covenant, Landlord may at its option, cause insurance as aforesaid to be issued, and in such event Tenant agrees to pay the premium for such insurance promptly upon Landlord's demand.

SECTION 16.
WAIVER OF SUBROGATION

16.1. **Landlord Waiver**. Tenant shall not be responsible or liable to Landlord or the Project property manager for any loss, event, act or omission to the extent covered by insurance obtained and maintained by Landlord in connection with the Project or otherwise covered by the proceeds of such other insurance as is obtained and maintained by Landlord. Landlord shall from time to time provide Tenant with effective waivers of subrogation by its insurers for the benefit of Tenant in a form reasonably satisfactory to Tenant.

16.2. **Tenant Waiver**. Neither Landlord nor the Project property manager shall be responsible or liable to Tenant for any loss, event, act or omission to the extent covered by insurance required to be obtained and maintained by Tenant with respect to the Premises and its use and occupancy thereof (whether or not such insurance is actually obtained or maintained) or otherwise covered by the proceeds of such other insurance as is obtained and maintained by Tenant. Tenant shall from time to time provide Landlord with effective waivers of subrogation by its insurers for the benefit of Landlord and the Project property manager in a form reasonably satisfactory to Landlord.

16.3. **Survival**. The terms and provisions of this Section 16 shall supersede any provisions to the contrary contained in this Lease and shall survive the expiration or earlier termination of this Lease with respect to any occurrences before the effective date of such termination or expiration.

SECTION 17.
CONDEMNATION

17.1. **Complete Taking.** If the whole or any substantial part of the Premises, the common areas, or the Project should be taken for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof and the taking would prevent or materially interfere with the use of the Premises for the purpose for which it is being used, this Lease shall terminate, and the Monthly Base Rent and Operating Expenses payable hereunder shall be abated during the unexpired portion of the Term, effective when the physical taking of the Premises shall occur.

17.2. **Partial Taking.** If part of the Premises, the common areas, or the Project shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and this Lease is not terminated as provided in Section 17.1 above, this Lease shall not terminate, but the Monthly Base Rent and Operating Expenses payable hereunder during the unexpired portion of the Term shall be reduced to such extent as may be fair and reasonable under all of the circumstances.

17.3. **Proceeds.** In the event of any such taking or private purchase in lieu thereof, Landlord shall be entitled to the proceeds arising out of any such acquisition, or portion thereof, under the power of eminent domain; provided, however, that nothing herein contained shall be construed so as to prevent Tenant from making a claim for a separate award for any relocation expense, or for such losses as it may sustain in connection with any items belonging (including but not limited to the unamortized value of improvements made at Tenant's cost and expense and not reimbursed by the Construction Allowance) to Tenant and not a part of the Premises, but Tenant shall in no event be entitled to compensation for the loss of its leasehold interest in the Premises.

SECTION 18.
EVENTS OF DEFAULT

The following events shall be deemed to be events of default by Tenant under this Lease:

18.1. Tenant shall fail to pay any installment of Monthly Base Rent or Additional Rent herein reserved when due, or any other reimbursement, Late Payment Charge or payment to Landlord required herein when due, and such failure shall continue for a period of seven (7) days from the date such payment was due; provided however, before placing Tenant in default, Landlord agrees to give Tenant written notice (which written notice may be made by facsimile for the purposes of this Section 18.1) of any such failure to make a required monetary payment (a "**Required Payment**") when due. Upon receipt of said notice, Tenant shall deliver via bona fide overnight carrier the Required Payment to Landlord within three (3) business days. Notwithstanding the foregoing, if Tenant shall fail to deliver the Required Payment in three (3) business days, then notwithstanding the fact that such previous failures to make a Required Payment may have been cured by Tenant, any further failure to make a Required Payment after the same is due and any applicable grace period has expired shall be deemed an event of default without notice or the further ability for cure. Notwithstanding anything to the contrary contained in this Section 18.1, Landlord's obligation to provide written notice to Tenant in the case of non-receipt of the Required Payment shall not be construed as a Landlord obligation to provide a monthly invoice to Tenant for the Required Payment. Landlord shall not provide Tenant with monthly invoices or affect the due dates of any Required Payment as provided elsewhere in this Lease. Notwithstanding anything to the contrary contained in this Lease, the Late Payment Charge shall increase to 150% of the applicable Late Payment and shall not be waived if the Required Payment is not received when due three (3) or more times in any calendar year.

18.2. Intentionally Omitted.

18.3. Tenant shall fail to comply with any term, provision or covenant of this Lease (other than as provided in this Section 18), and shall not cure such failure within twenty (20) days after written notice thereof to Tenant. Provided, however, in the event the nature of the cure is such that Tenant cannot complete such cure within said twenty (20) day period, it shall be sufficient if the Tenant commences to cure such failure within said twenty (20) day period and diligently pursues the same to completion but in no event shall the total time provided for such cure exceed sixty (60) days.

18.4. Any Guarantor of this Lease shall default in the terms of his, her or its Guaranty or shall declare bankruptcy or insolvency or shall make assignment for the benefit of creditors.

18.5. Tenant shall become insolvent or shall make a transfer in fraud of creditors or shall make an assignment for the benefit of creditors.

18.6. Tenant shall file a petition or have an involuntary petition filed against it, under any section or chapter of the United States Bankruptcy Code, as amended or under any similar law or statute of the United States or any State thereof and such petition is not dismissed within sixty (60) days of its filing; or Tenant shall be adjudged bankrupt or insolvent in proceedings filed against Tenant thereunder.

18.7. A receiver or trustee shall be appointed for all or substantially all of the assets of Tenant.

SECTION 19.
REMEDIES

Upon the occurrence of any of such events of default described in Section 18 of this Lease, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever except as required by Applicable Law:

19.1. **Termination of Lease.** Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in Monthly Base Rent or Additional Rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof, without being liable for prosecution or any claim of damages therefor; and Tenant shall, and hereby agrees to, indemnify Landlord for all loss and damage which Landlord suffers by reason of such termination, including damages in an amount equal to the total of (i) the costs of recovering the Premises and all other expenses incurred by Landlord in connection with Tenant's default, whether resulting from Landlord's inability to relet the Premises on satisfactory terms, any costs incurred to upfit, modify, repair and/or relet the Premises, or otherwise; (ii) the unpaid rent earned as of the date of termination; (iii) the total rent which Landlord would have received under this Lease for the remainder of the Term, but discounted to the then present value at a rate of eight percent (8%) per annum; and (iv) all other sums of money and damages owing by Tenant to Landlord. The various rights and remedies reserved to Landlord herein are cumulative, and Landlord may pursue any and all such rights and remedies, whether at the same

time or otherwise (to the extent not inconsistent with specific provisions of this Lease); provided that Landlord shall have the duty in any instance to mitigate its damages with respect to any event of default by Tenant.

19.2. **Termination of Possession.** Without terminating the Lease or releasing Tenant in whole or in part, from any obligation, including without limitation, Tenant's obligation to pay Monthly Base Rent and Additional Rent, Landlord may terminate Tenant's right to possession by entering upon and taking possession of the Premises and expelling or removing Tenant and any other person(s) who may be occupying such Premises or any part thereof, without being liable for prosecution or any claim for damages therefor. Landlord may relet the Premises and receive the rent therefor; and Tenant agrees to pay to Landlord on demand any deficiency that may arise by any reason of such reletting, together with all costs incurred by Landlord to upfit, modify or repair the Premises for reletting. In the event Landlord is successful in reletting the Premises at a rent in excess of that agreed to be paid by Tenant pursuant to the terms of this Lease, Landlord and Tenant each mutually agree that Tenant shall not be entitled, under any circumstances, to such excess rent, and Tenant does hereby specifically waive any claim to such excess rent.

19.3. **Performance of Tenant's Obligations.** Enter upon the Premises without being liable for prosecution or any claim for damages therefor except in the case of willful misconduct of Landlord, and do whatever Tenant is obligated to do under the terms of this Lease; and Tenant agrees to reimburse Landlord, on demand, for any expenses which Landlord may incur in this effecting compliance with Tenant's obligations under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action, whether caused by the negligence of Landlord or otherwise.

19.4. **Miscellaneous Provisions.** Pursuit of any remedies defined in this Lease shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any payment due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants herein contained. No act or thing done by the Landlord or its agents during the Term shall be deemed an acceptance of the surrender of the Premises, and no agreement to terminate this Lease or accept a surrender of the Premises shall be valid unless in writing signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants herein contained. Landlord's acceptance of the payment of Monthly Base Rent, Additional Rent or other payments hereunder after the occurrence of any event of default shall not be construed as a waiver of such default, unless Landlord so notifies Tenant in writing. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default or of Landlord's right to enforce any such remedies with respect to such default or any subsequent default. Tenant agrees that in the event Landlord must bring an action to enforce any provision of this Lease or otherwise engages legal counsel to assist with the enforcement of any provision of this Lease or the collection of any amounts due hereunder, Tenant shall pay all costs associated with any such action or effort to enforce, including, without limitation, reasonable attorney fees. Landlord acknowledges that it shall comply with a commercially reasonable duty

to mitigate damages that would otherwise arise in the event of a Tenant default; provided, however, that in no event shall Landlord be required to place the reletting of the Premises higher in priority than the leasing of the remainder of Landlord's portfolio of available space and shall retain the right at all times to reject potential tenants whose financial status or anticipated use of the Premises are not approved by Landlord in its sole discretion.

19.5. **Landlord Default.** If Landlord shall fail to keep or perform any of its duties or obligations under this Lease, and upon the continuance of such failure on Landlord's part for thirty (30) days after written notice of such failure from Tenant (or, in the case of any such failure which cannot reasonably be cured within thirty (30) days, but which is curable, and provided such default condition does not create an emergency situation [in which case, the default shall be cured in the time period for an emergency situation], within such additional period as may be reasonably required by Landlord to cure such failure, provided Landlord has promptly commenced such cure and thereafter diligently pursues such cure to completion), then Landlord shall be in default under the terms of this Lease, and Tenant shall be entitled to: (i) cure such default of Landlord by performing the relevant obligations of Landlord on Landlord's behalf, in which case Tenant may cure such default on behalf of Landlord and Landlord shall reimburse Tenant the commercially reasonable costs thereof within twenty (20) days following Landlord's receipt of Tenant's written notice therefor; or (ii) sue Landlord for the direct damages resulting from such default to the extent such suit would be allowed under law or equity. Tenant acknowledges that it shall comply with a commercially reasonable duty to mitigate damages that would otherwise arise in the event of a Landlord default.

SECTION 20.
LIENS AND OTHER TAXES

Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon the Premises or the Project, or in any manner to bind the interests of Landlord in the Premises or the Project or to charge the rents payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs, and each such claim shall affect and each such lien shall attach to, if at all, only the leasehold interest granted to Tenant by this instrument. Tenant covenants and agrees that it will pay or cause to be paid all sums due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises on which any lien is or can be validly and legally asserted against its leasehold interest in the Premises or the improvements thereon and that it will save and hold Landlord harmless from any and all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the right, title and interest of the Landlord in the Premises or under the terms of this Lease. Tenant agrees to give Landlord immediate written notice if any lien or encumbrance is placed on the Premises.

SECTION 21.
ASSIGNMENT AND SUBLETTING

21.1. **Landlord's Consent.** Tenant shall not, voluntarily, by operation of law, or otherwise, assign, transfer, mortgage, pledge or encumber this Lease, or sublease the Premises or

any part thereof, or allow any person other than Tenant, its employees, agents, patrons and invitees to occupy or use the Premises or any portion thereof, without the express written consent of Landlord, such consent not to be unreasonably withheld, conditioned, or delayed, and any attempt to do any of the foregoing without such written consent shall be null and void and shall constitute an event of default under this Lease. Landlord's consent to any assignment or sublease hereunder does not constitute a waiver of its right to consent to any further assignment or sublease. Notwithstanding the foregoing, provided that the use of the Premises does not change from that described in Section 6 of this Lease, Tenant shall have the right to assign this Lease, or to sublet all or any portion of the Premises to: (i) any party controlling, controlled by or under common control with Tenant, (ii) any entity with which Tenant is merged or consolidated or (iii) to any party that purchases all or substantially all of Tenant's assets in the geographical region where the Premises are located (collectively, a "**Permitted Transfer**"), provided that subsequent to such Permitted Transfer, Tenant shall remain liable for the payment and performance of Tenant's obligations under this Lease. Provided further, that in the event of a Permitted Transfer, Tenant shall provide Landlord with proper documentation of such assignment or sublease within thirty (30) days of said assignment or sublease, including (if the transferee is not a publicly traded company with publicly available financial statements) audited financials (to the extent they exist) or certified financials of the new entity.

21.2. **Consent Process.** If Tenant desires to assign this Lease or sublet the Premises or any part thereof, Tenant shall give Landlord written notice of such desire at least twenty (20) days in advance of the date on which Tenant desires to make such assignment or sublease, together with a non-refundable fee of Two Hundred Fifty Dollars ($250.00) (the "**Transfer Fee**"). Landlord shall then have a period of ten (10) business days following receipt of such notice within which to notify Tenant in writing that Landlord elects (a) to terminate this Lease as to the space so affected as of the date so specified by Tenant, in which event Tenant shall be relieved of all further obligations hereunder as to such space, (b) to permit Tenant to assign this Lease or sublet such space (provided, however, if the monthly rent agreed upon between Tenant and subtenant is greater than the Monthly Base Rent due from Tenant hereunder, fifty percent (50%) of any such excess (net of all costs of such sublease including, but not limited to, brokerage, advertising, and legal fees and free rent periods and similar allowances) shall be deemed Additional Rent owed by Tenant and payable to Landlord) or (c) to refuse to consent to Tenant's assignment or sublease of such space and to continue this Lease in full force and effect as to the entire Premises. If Landlord shall fail to notify Tenant in writing of such election within the ten (10) business day period, Landlord shall be deemed to have elected option (c) above.

21.3. **Tenant Liability.** Tenant agrees to pay Landlord's actual and reasonable attorney fees associated with Landlord's review and documentation of any requested assignment or sublease hereunder regardless of whether Landlord consents to any such assignment or sublease in an amount not to exceed $1,000 for each such assignment or sublease. No assignment or sublease by Tenant shall relieve Tenant of any obligations under this Lease, and Tenant shall remain primarily liable for the payment of all amounts due and for the performance of all obligations of Tenant under this Lease. Any transfer of this Lease by merger, consolidation or liquidation or any change in a majority of the voting rights or other controlling rights or interests of Tenant shall be deemed an assignment for the purposes of this Lease.

SECTION 22.
SALE, ASSIGNMENT OR TRANSFER OF LANDLORD'S INTEREST

Landlord may freely sell, assign and transfer its rights under this Lease or its interest in the Project and/or Premises. In the event of the sale, assignment or transfer by Landlord of its interest in the Project and/or Premises or of its rights in this Lease (other than a collateral assignment to secure debt) to an assignee or successor in interest who shall expressly assume the obligations of Landlord hereunder, said purchaser or assignee shall become the Landlord under this Lease and Landlord shall be released from all of its covenants, liabilities and obligations under this Lease, except such obligations which have accrued prior to any such sale, assignment or transfer, and Tenant agrees to look solely to such assignee or successor in interest of Landlord for performance of such obligations.

SECTION 23.
QUIET ENJOYMENT

Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, upon paying the Monthly Base Rent, Additional Rent and other payments herein set forth and performing its other covenants and agreements herein set forth, shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or molestation from Landlord, subject to the terms and provisions of this Lease.

SECTION 24.
LANDLORD'S RIGHT TO RELOCATE TENANT

Landlord shall have the right, at its option, upon at least one hundred eighty (180) days prior written notice to Tenant, to relocate Tenant and to substitute for the Premises other space in the Project or the other buildings located in the park commonly known as RDU Center, containing a SF no less than that of the Premises and Landlord will use commercially reasonable efforts to provide a space with a comparable layout and floor location to the Premises. Such substituted space shall be improved by Landlord, at its expense, with improvements comparable or superior in quantity and quality to those in the Premises. Landlord shall reimburse Tenant for all reasonable and actual expenses incurred with and caused by such relocation (including telephone installation, moving of equipment and furniture, and printing of stationery and business cards with Tenant's new address to replace Tenant's existing stock) within thirty (30) days following receipt from Tenant of invoices or receipts marked "paid in full" or evidence of payments to vendors with applicable invoices. In no event shall Landlord be liable to Tenant for any consequential damages as a result of any such relocation, including, but not limited to, loss of business income or opportunity. Prior to Tenant's occupancy of the replacement premises, Landlord and Tenant shall modify this Lease to change the description of the Premises and any other matters affected by such change. In no event shall the rent or Operating Expenses payable by Tenant increase as the result of an increase in SF of the Premises caused by such relocation. Tenant shall not be required to vacate the Premises until the substitute space has been improved and is ready for occupancy and the conduct of the business of Tenant.

Notwithstanding the foregoing, Landlord may exercise the right to relocate Tenant only in the event of: (i) an expansion of an existing tenant of the Project that will result in such tenant occupying not less than the equivalent of three (3) full floors (85,888 rentable square feet) in the Project or (ii) a new tenant leasing the entire Project.

SECTION 25.
LIMITATION OF LANDLORD'S LIABILITY

Tenant agrees that it will look solely to the estate of Landlord in the land and buildings comprising the Premises and the rent, issues and profits arising therefrom for the collection of any judgment (or any other judicial process requiring the payment of money by Landlord) in the event of any default or breach by Landlord of any terms or provisions of this Lease. No other property or assets of Landlord shall be subject to levy, execution or other procedures for the satisfaction of Tenant's remedies.

SECTION 26.
SUBORDINATIONS AND ESTOPPELS

26.1. **Subordination and Attornment.** Tenant accepts this Lease subject and subordinate to any mortgages and/or deeds of trust now or at any time hereafter constituting a lien or charge upon the Premises or the improvements situated thereon, provided, however, that if the mortgagee, trustee, or holder of any such mortgage or deed of trust elects to have Tenant's interest in this Lease superior to any such instrument, then by notice to Tenant from such mortgagee, trustee or holder, this Lease shall be deemed superior to such lien, whether this Lease was executed before or after said mortgage or deed of trust. In the event of the foreclosure of any such mortgage by voluntary agreement or otherwise, or the commencement of any judicial action seeking such foreclosure, Tenant, at the request of the then Landlord, shall attorn to and recognize such mortgagee or purchaser in foreclosure as Tenant's Landlord under this Lease. Upon the request of Landlord, Tenant agrees to execute any instruments, releases, subordinations or other documents that may be required by any mortgagee for the purpose of subjecting and subordinating this Lease to the lien of any such mortgage in such mortgagee's standard form (with such modifications as agreed to by such mortgagee). Tenant also agrees to execute a commercially reasonable subordination, non-disturbance and attornment agreement with Landlord's lender(s) if requested by Landlord; Landlord shall request and take commercially reasonable efforts to obtain such subordination, non-disturbance and attornment agreement from Landlord's current mortgagee within thirty (30) days following the execution of this Lease and, notwithstanding anything to the contrary contained herein, Tenant shall not be obligated to subordinate its interest to any future mortgage or deed until such subordination non-disturbance and attornment agreement is provided from such future mortgagee.

26.2. **Estoppel Certificate.** Tenant agrees that within ten (10) business days after request of Landlord, it will deliver to Landlord or Landlord's designee, an estoppel certificate stating, to the extent accurate, that this Lease is in full force and effect, the date to which rent has been paid, the termination date of this Lease, and such other matters pertaining to this Lease as may be reasonably requested by Landlord. It is understood and agreed that Tenant's obligation

to furnish such estoppel certificates in a timely fashion is a material inducement for Landlord's execution of this Lease.

SECTION 27.
MISCELLANEOUS PROVISIONS

27.1. **Notices.** Any notice or document required or permitted to be delivered hereunder shall be deemed to be delivered (i) if and when personally delivered or (ii) on the day (not including Saturdays, Sundays, or federal holidays) after such notice is deposited with Federal Express or a comparable bona fide overnight courier, for delivery on the next business day with all postage and/or charges paid by sender, addressed to the parties hereto at the respective addresses set out on the Face Page of this Lease, or at such other address as the parties may specify by written notice delivered in accordance herewith.

ALL PAYMENTS SHALL BE DELIVERED TO THE ADDRESS SET FORTH IN THE FACE PAGE OF THIS LEASE.

27.2. **Processing and Review Fees.** In the event Tenant requests Landlord to process, review and/or execute any third party documents other than Landlord's standard form documents in their base form, including, but not limited to, lien waivers, telecommunication access agreements, or other service provider agreements, then Tenant shall submit such documentation to Landlord with the payment of an administrative fee of Two Hundred Fifty Dollars ($250.00); provided, however, that such fee shall be waived with respect to documentation in connection with Tenant's initial occupancy of the Premises. Tenant agrees to pay as Additional Rent all reasonable legal costs and professional costs incurred by Landlord in connection with Landlord's review of such documents.

27.3. **Survival.** All obligations of Tenant hereunder not fully performed as of the expiration or earlier termination of this Lease shall survive the expiration or earlier termination hereof, including without limitation all obligations with respect to Additional Rent payments and any other payments due Landlord hereunder and all obligations concerning the condition of the Premises.

27.4. **Captions.** Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

27.5. **Enforceability.** If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the Term, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby.

27.6. **Authority.** Each party agrees to furnish to the other, promptly upon demand, a resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of such party to enter into this Lease.

27.7. **Lease Amendment.** Any amendment or agreement of this Lease shall be ineffective to change, waive, amend, modify, supplement, discharge or terminate this Lease in whole or in part unless such amendment or agreement is in writing and signed by Landlord and Tenant.

27.8. **Time is of the Essence.** Time is of the essence with regard to all of the terms, covenants and conditions of this Lease.

27.9. **Governing Law.** This Lease and the rights of parties hereunder shall be construed and enforced in accordance with the laws and judicial decisions of the State of North Carolina.

27.10. **Tenant Financials.** Upon written request by Landlord, but in no event more often than once per calendar year, Tenant shall provide to Landlord annual financial statements. Such financial statements shall include at a minimum, a balance sheet, an income statement, a statement of cash flows and any necessary notes concerning both the current year-to-date operating results and comparative operating results for the previous two (2) years. Tenant shall certify that said financials are materially correct and accurate. Notwithstanding the foregoing, the provisions of this subparagraph shall not be applicable to Tenant so long as Tenant is a publicly traded company whose financials are made available to the public.

27.11. **Entire Agreement.** This Lease, including the Face Page and all exhibits and attachments hereto contains the entire agreement between Landlord and Tenant concerning the Premises, and there are no other agreements, either oral or written, regarding the lease of the Premises by Tenant (any prior agreements being merged into this Lease). Neither Landlord nor any agent of Landlord has made any representations, warranties or promises with respect to the Premises, the Project or the existence or use of any amenities or facilities, except as expressly set forth in this Lease.

27.12. **Brokers.** Tenant represents that Tenant has not dealt with any real estate broker, salesperson, or finder in connection with this Lease, and no such person initiated or participated in the negotiation of this Lease or showed the Premises to Tenant other than Cushman & Wakefield/Thalhimer as Landlord's representative and Coldwell Banker Commercial/Trademark Properties as Tenant's broker. Tenant agrees to indemnify, defend and hold harmless Landlord from and against any and all liabilities, claims, commissions, fees and other costs (including without limitation reasonable attorney fees) arising out of a breach of the foregoing representation. Landlord shall only be responsible for the payment of commissions to the broker, if any, specified in this Section 27.12, if Landlord has entered into a separate written agreement with such broker, and then only as provided in such agreement.

27.13. **Successors and Assigns.** The terms, provisions and covenants and conditions contained in this Lease shall apply to, inure to the benefit of, and be binding upon the Landlord and Tenant and upon their respective heirs, legal representatives, successors and permitted assigns, except as otherwise expressly provided in this Lease.

27.14. **Incorporation of Face Page and Exhibits.** The Face Page, the Premises set forth in Exhibit "A", the Work Letter set forth in Exhibit "B", the Special Provisions set forth in Exhibit "C", the Rules and Regulations set forth in Exhibit "D", and the Janitorial Specifications set forth in Exhibit "E" attached hereto are incorporated herein by reference.

THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, each party hereto has executed this Lease under seal, acknowledging and signifying its authority to enter into this Lease, by its duly authorized officer, manager, or representative, in two or more counterparts on the day and year first written above.

LANDLORD: **RDU Center III LLC**, a North Carolina limited liability company

By: ______________________________

Its: Manager

TENANT: **MModal Services, Ltd.**, a New Jersey corporation

By: ______________________________

Its: CIO

US2008 3488977.2

EXHIBIT A
PREMISES

The Premises (deemed to be 18,350 SF) designated as Suite 200 is outlined below.



US2008 3488977.2

EXHIBIT B
WORK LETTER

This Work Letter is attached to and made a part of that certain Lease dated as of May ___, 2012 (the "Lease") between RDU CENTER III, LLC ("Landlord") and MMODAL SERVICES, LTD. ("Tenant").

1. Tenant Upfit. Tenant has requested and Landlord has agreed that Tenant may perform certain upfit of the Premises (the "Tenant Work") to prepare the Premises for occupancy by Tenant as described in the Design Documents (as defined herein) which shall be prepared at the cost of Tenant and subject to the review, comment, and reasonable approval by Landlord. With respect to Tenant's proposed improvements in the Premises, Tenant shall employ a designer reasonably approved by Landlord (the "Designer") to prepare (i) dimensional architectural floor plans, (ii) reflected ceiling plans, (iii) voice and data telecommunications plans, (iv) electrical plans (showing outlets, switches and lighting), (v) finish schedule, and (vi) door and hardware schedule (collectively, the "Design Documents"). The Design Documents shall be prepared in adequate detail to permit bidding of the construction of the proposed improvements and preparation of complete, final Design Documents. Landlord shall respond to any request for its review, comment and reasonable approval of the Design Documents within ten (10) business days of such request. All materials and finishes used for the Tenant Work shall be as reasonably approved by Tenant. Once completed, the Designer will deliver three (3) printed copies of the Design Documents to Landlord and to the general contractor performing the Tenant Work. Within ten (10) business days after the delivery of the Design Documents, Landlord shall provide its comments, if any, on the Design Documents. Once approved, the Design Documents may not be modified by Tenant or Landlord without the prior written reasonable consent of the other party.
2. Contracts/Budget. Tenant shall have the option to hire a general contractor of its selection (as reasonably approved by Landlord) (the "Tenant General Contractor") for the upfit of the Premises. If Tenant chooses the Tenant General Contractor for the Tenant Work, Landlord shall have the right to review, comment and reasonably approve the agreement between Tenant and the Tenant General Contractor and Landlord shall have the right to input, and reasonable approval of all bidding with respect to the Tenant Work. If Tenant elects to hire the Tenant General Contractor, Landlord shall have the right to reasonably approve same. Once Tenant selects a general contractor, Tenant shall request that the general contractor selected prepare and submit a reasonably detailed budget for the Tenant Work within five (5) business days after the Design Documents are delivered.
3. Tenant Work and Allowance. Any and all costs and expenses incurred by Tenant for the Tenant Work, including but not limited to, the Design Documents, fees of the general contractor, materials, permitting costs, engineering fees, and any miscellaneous fees and costs for the completion by Tenant of the Tenant Work shall be borne by Tenant. Landlord shall deliver the Premises to Tenant in its 'as-is' warm shell condition, which is described on <u>Exhibit B-1</u> with no other improvements whatsoever to be constructed by Landlord. Landlord shall provide to Tenant a construction allowance of equal to Thirty-Two and no/100 Dollars ($32.00) per SF (the "Construction Allowance"). The Construction Allowance shall be used for the Tenant Work in accordance with the Lease and this Exhibit. Landlord shall remit the Construction Allowance to Tenant not more

frequently than once a month, within thirty (30) days after the satisfactory completion of the following, as reasonably determined by Landlord: 1) substantial completion of the Initial Alterations made pursuant to this Exhibit (the "Initial Alterations") (or, for an interim request, such portion of the Initial Alterations to which the request applies), 2) Tenant's submission to Landlord of invoice(s) for at least the amount of the Construction Allowance (or, for an interim request, such portion of the Construction Allowance as Tenant is then requesting), and 3) a final lien waiver from Tenant's approved contractor and any applicable subcontractors who worked on the Initial Alterations (or, for an interim request, a final lien waiver from all contractors or subcontractors whose work on the Initial Alterations is completed and an interim lien waiver from the remaining contractors or subcontractors); provided, however, that in lieu of making payment of any amount of the Construction Allowance to Tenant, Landlord may, in its discretion, make such payment directly to the applicable contractor or subcontractor without undertaking to complete the any portion of the Tenant Work or continue to make such payments directly to such contractor or subcontractor or to pay any amounts in excess of the Construction Allowance. In the event that Tenant completes the Tenant Work but does not spend the total amount of the Construction Allowance, Tenant may apply any unused amount of the Construction Allowance to the payment of Monthly Base Rent as the same would otherwise become due under the Lease. Except as reimbursed through the Construction Allowance, all costs and expenses associated with the Tenant Work shall be Tenant's responsibility.

4. Design Allowance. Landlord shall also provide Tenant with a Zero and 10/100 Dollars ($0.10) per SF test fit allowance to be applied to the initial design of the Premises.
5. Performance of Work. Prior to beginning any work at the Project, Tenant shall provide Landlord with evidence of insurance for the general contractor and subcontractors with commercial general liability $1,000,000 per occurrence from a company licensed in North Carolina and naming Landlord as an additional insured thereon and such other insurance, including, without limitation, workers' compensation, as required by Applicable Law. All persons working at the Premises as hired by Tenant shall be licensed in the State of North Carolina and subject to the reasonable approval of Landlord. Landlord and Tenant shall each ensure that all work performed by each at the Premises is performed in a good and workmanlike manner and in accordance with all Applicable Laws.
6. Punch-list and Possession. Promptly upon (i) completion by Tenant of the Tenant Work per the Design Documents, and (ii) the issuance by the Town of Cary of a certificate of occupancy for the Premises (hereinafter "Substantial Completion"), Landlord shall schedule a mutually agreeable time with Tenant to inspect the Premises and prepare a punch-list setting forth any defects or incomplete work (the "Punchlist"). Tenant shall cause the general contractor to correct and complete any such defects and incomplete items described in the Punchlist within thirty (30) days.
7. Landlord Delays. Notwithstanding anything to the contrary contained in this Lease, in the event that Substantial Completion is delayed as a result of any delay caused by a negligent or willful act or omission of Landlord or a Landlord Party (collectively, "Landlord Delays") despite Tenant's commercially reasonable efforts to overcome such Landlord Delays, the Commencement Date shall be delayed the number of days attributable solely to Landlord Delays; provided, however, that to be able to claim

Landlord Delays, Tenant shall give Landlord prompt written notice of such Landlord Delays and a reasonable opportunity to cure such causes of Landlord Delay.

EXHIBIT B-1

SPECIFICATIONS

A. SERVICE CORE

1. Stairways as required by code, painted, and in acceptable condition to serve as a connecting stairway.

2. Electrical, telephone, recycling and janitor rooms on each floor.

3. Core walls and columns are all clad with dry wall, taped, and sanded. Multi-tenant, corridor, and exterior walls are left exposed on tenant side of wall ready for utilities and sheetrock by the tenant.

4. Men's and ladies' washrooms on each floor. Finishes are porcelain tile floor with natural stone accents, wall covering, granite counter tops and decorative lighting. Complete to building specifications. Fixtures per code and in compliance for business occupancy.

5. Water
   a. Two (2) wet columns per floor.
   b. Drinking fountains, with chilled water installed per code

6. Core doors are stain grade finish, 8' high. Doors for stairwells, electrical, mechanical, janitor, telephone, toilet rooms, etc., all installed.

7. Expected ceiling heights are anticipated to be 10'10" on first floor, and 9'6" on second, third, and fourth floors.

8. Window treatments - horizontal mini blinds are to be provided by landlord for each exterior window to the tenant ready to be installed-

C. FLOORS

1. Concrete floors with toweled finish leveled to tolerance of 1/4 inch of a 10' radius noncumulative.

2. Design to support a live load of one hundred (100) pounds per square foot.

D. HVAC

1. HVAC systems to service cores on floors of Premises.

2. Approximately fifty two (52) fan-powered boxes are already installed based upon the following ratios.

a. VAV fan powered perimeter boxes with electric heat – eight (8) per floor installed in tenant spaces.

b. VAV fan powered boxes with electric heat, one (1) for each floor installed in common areas.

c. VAV boxes without electric heat: four (4) per floor

3. HVAC criteria based on the following.

- Lighting load 1.5 watts per square foot
- Internal gains 1.0 watts per square foot
- People 143 usable square feet per person

E. ACOUSTICS. Code compliant sound insulation in building core areas, i.e., restrooms, mechanical room, etc.

F. LIGHTING/CEILING

1. Installed and operating in main lobby, all stairwells, elevator, lobbies, mechanical rooms, utility rooms, other lighting as required by code.

2. In Tenant spaces, building standard fixtures with 18-cell (277 volt, 3 lamp) parabolic lenses at one (1) per one hundred (100) usable square feet shall be provided by Landlord, in either material delivered to site or as a credit to Tenant.

3. In Tenant spaces, ceiling grid track and 2x2 flat ceiling tile for each floor is provided by Landlord, in either material delivered to site or as a credit to Tenant.

G. ELECTRICAL/POWER

1. Electrical closet on each floor with (2) 75 KVA Transformers and (4) 250/3 Panels for a total of (168) circuits per floor.

2. System provides minimum of 2.5 watts per usable square foot for lighting and 5.0 watts per usable square foot for receptacles.

H. LIFE SAFETY. Per building code.

I. COMMUNICATION SYSTEM. Access to main telephone service is located in the telephone closet on each floor.

J. FIRE PROTECTION SYSTEM. Sprinkler system capacity is based on light hazard safety occupancy at 14' x 14' (196' per square foot), with maximum at one (1) head, per 225

square feet. Base system is installed, with specific configurations required for occupied space to be paid by Tenant.

EXHIBIT C
SPECIAL PROVISIONS

The following terms and provisions are hereby incorporated into this Lease. Where these Special Provisions conflict with any provision in the body of the Lease, these Special Provisions shall govern.

1) Monthly Base Rent and Operating Expense abatement: As a concession to Tenant, Landlord shall grant Tenant a Monthly Base Rent (and Operating Expense) abatement with respect to all of the Monthly Base Rent and Operating Expenses that would otherwise be due for the first eleven (11) months following the Commencement Date; however, during such month, Tenant shall pay any and all Additional Rent (other than Operating Expenses) in accordance with the terms of the Lease. In the event that Tenant shall be in monetary default under the Lease, following the expiration of any applicable grace, notice or cure periods, the Monthly Base Rent (and Operating Expense) abatement shall be rendered null and void, and the entire amount of the Monthly Base Rent and Operating Expenses so abated shall become immediately due and payable to Landlord.

2) Monthly Base Rent Escalations: Monthly Base Rent, as described in Section 2.1 of this Lease, shall increase periodically and be due and payable during the Term in accordance with the following schedule.

Months following Commencement Date	Annual Base Rent per SF
1-11	$0.00*
12-23	$22.50
24-35	$22.50
36-47	$23.18
48-59	$23.88
60-71	$24.60
72-83	$25.34
84-95	$26.10

AJM SSS

* Subject to the abatement as set forth in Section 1 above.

3) Parking: Tenant shall have the right to use four (4) parking spaces for every one thousand (1000) square feet of the Premises located in the parking facility of the Project on a first come, first serve basis. Additionally, Tenant shall be granted four (4) reserved parking spaces in the covered parking area of the Project, in a location indicated on the Parking Plan attached hereto as Exhibit C-1.

4) Option to Renew: Provided (i) there is no event of default under the Lease at the time such rights are exercised and (ii) Tenant provides written notice to Landlord of its election to exercise the renewal option, which shall be binding on Tenant, at any time prior to the date that is one hundred eighty (180) days prior to the expiration of the initial Term with respect to the first Renewal Option and the date that is one hundred eighty (180) days prior to the expiration of the first renewal term with respect to the second Renewal Option (the "Renewal Notice Date"),

Landlord hereby grants to Tenant and Tenant shall have two (2) options to renew this Lease for an additional period of sixty (60) months each (each a "Renewal Option") according to the following terms and conditions:

A. Landlord and Tenant shall execute an amendment to this Lease which shall provide that all of the terms, conditions, guaranties, rights, obligations and covenants under this Lease shall exist in full force and effect with regard to the Renewal Option, except that: (i) the Term shall be extended for a period of sixty (60) months, (ii) Monthly Base Rent during the Renewal Option Term shall equal the Monthly Base Rent in effect for the last month of the initial Term or the last month of the first Renewal Term, as applicable, escalated by three percent (3%), and (iii) Tenant's new Monthly Base Rent set forth in (ii) above shall escalate annually on each anniversary of the commencement of such Renewal Term by three percent (3%);
B. Tenant shall execute such amendment within ten (10) business days after the date Landlord delivers to Tenant execution copies thereof, or this Renewal Option shall automatically terminate; and
C. Should Tenant not provide Landlord with written notice of its desire to exercise any Renewal Option by the applicable Renewal Notice Date, all Renewal Options shall automatically terminate.

5) Right of First Refusal: Provided there is no event of default by Tenant hereunder at the time such right is exercised, Landlord hereby grants to Tenant and Tenant shall have an ongoing right of first refusal ("ROFR") to lease the entire premises on the first and second floors of the Project (the "Expansion Premises") under the following terms and conditions:

A. Landlord shall deliver written notice to Tenant (the "Landlord Notice") promptly after receiving a bona fide offer (the "Third Party Offer") to rent the Expansion Premises (whether oral or written) from a potential third-party tenant (the "Third Party");
B. Tenant shall respond in writing within ten (10) business days after receipt by Tenant of the Landlord Notice as to whether Tenant desires to accept or reject the ROFR to lease the Expansion Premises that are subject to the Third Party Offer pursuant to the Third Party Offer;
C. If Tenant (i) rejects the ROFR to lease the Expansion Premises pursuant to the Third Party Offer, (ii) does not respond in writing within ten (10) business days after receipt of the Landlord Notice, or (iii) provides written notice to Landlord that Tenant will not exercise the ROFR, Landlord may lease the Expansion Premises that are subject to the Third Party Offer to the Third Party. In the event that the negotiations with the Third Party pursuant to the Third Party Offer are terminated prior to the execution of a lease with the Third Party, the ROFR shall, as of the termination of such negotiation, again be effective with respect to the Expansion Premises. In addition, in the event that any portion of the Expansion Premises shall become vacant and available to lease as a result of the expiration or termination of a lease of any portion of the Expansion Premises (giving effect to any renewal or extension of such lease), Tenant shall have the ROFR with respect to the Expansion Premises;

D. Should Tenant respond in writing within ten (10) business days after receipt of the Landlord Notice that it wishes to exercise the ROFR and lease the Expansion Premises subject to the third-party offer (such space shall be referred to herein as the "ROFR Space"), Landlord and Tenant shall execute an amendment to this Lease which shall incorporate the ROFR Space into the Premises as defined herein. Such amendment shall provide that all of Landlord's and Tenant's rights, obligations and covenants with respect to the Premises under this Lease shall exist in full force and effect with regard to the newly defined and expanded Premises except that, (i) Tenant's Operating Expenses shall be adjusted to reflect the new SF of the Premises, (ii) the Monthly Base Rent for the ROFR Space shall be the amount set forth in the Third Party Offer; provided, however, that if Tenant exercises the ROFR prior to July 31, 2014, the Monthly Base Rent for the ROFR Space shall be proportionate to the Monthly Base Rent applicable to the original Premises based on the relative rentable square footages and any base rent or operating expense abatement applicable to the ROFR Space shall be reduced proportionately to the abatement provided for the original Premises based on the ratio of the term for the ROFR Space divided by the total Term of the Original Premises, (iii) the Monthly Base Rent for the ROFR shall escalate annually by a percentage equal to the percentage increase in Monthly Base Rent set forth in the Third Party Offer unless Tenant exercises the ROFR prior to July 31, 2014, in which case the Monthly Base Rent for the ROFR Space shall increase in the same percentage as the Monthly Base Rent for the original Premises, (iv) Tenant's Proportionate Share (as defined in Section 1(h) of the Lease) shall be increased to reflect the new SF of the Premises; and (v) the Term for the entire Premises shall be the longer of (a) the existing Term applicable to the original Premises or (b) the term set forth in the Third Party Offer; provided, however, that if the Term is extended by the bona fide offer, Tenant shall receive a refurbishment allowance equal to $2.00 per rentable square foot of the original Premises for each year of such extension (prorated for any partial year) to be paid in the same manner as provided for the Construction Allowance in Exhibit B, attached hereto. If Tenant does not execute such amendment within ten (10) business days after the receipt of same from Landlord, with same executed by Landlord, Tenant shall be deemed to have elected not to lease the Expansion Premises pursuant to the Third Party Offer; and

E. This ROFR shall automatically expire on the date that is six (6) months prior to the expiration of the Term (after giving effect to any renewal or extension provided in this Lease).

6) Limitation in Increases in Operating Expenses: Notwithstanding anything to the contrary contained in Section 5 of the Lease, increases in the portion of Operating Expenses constituting Controllable Expenses (as defined below) shall be limited to a five percent (5.0%) per annum increase each year after the first year of the Term. For example (and by way of illustration only), if total Controllable Expenses for the first year equal $2.00 per SF and during the second year increase by eight percent (8.0%), the Controllable Expense obligation would be $2.10 per SF ($2.00 x 1.05). If such expenses increase by two percent (2.0%) during the third year, the Controllable Expenses would then be $2.14 per SF ($2.10 x 1.02); and if the Controllable Expenses increased the following year by five percent (5.0%), such Controllable Expense obligation would then be $2.25 per SF ($2.14 x 1.05). For purposes hereof, "Controllable

Expenses" shall exclude any and all Operating Expenses that are outside the reasonable control of Landlord, including, without limitation, taxes, insurance premiums, utilities, the minimum wage component of janitorial services, snow removal, landscaping, management fees, and repairs necessitated by an extraordinary weather event (such as a hurricane) not rising to a casualty event.

7) Operating Expense Exclusions: Operating Expenses shall not include the following:

A. wages, salaries or fringe benefits paid to any employees above the grade of building manager, or where employees devote time to properties other than the building of which the Premises is a part, the portion properly allocated to such other properties;

B. leasehold improvements made for a specific tenant which improvements are not generally beneficial to all tenants in the Project;

C. costs incurred in connection with the making of repairs or replacements which are the obligation of another tenant or occupant of the Project;

D. brokerage fees or commissions;

E. financing and refinancing costs in respect of any mortgage or security interest placed upon the Project or any portion thereof, including payments of principal, interest, finance or other charges, and any points and commissions in connection therewith;

F. costs (including, without limitation, attorneys' fee' and disbursements) incurred in connection with any judgment, settlement or arbitration award resulting from any tort liability;

G. rent or other charges payable under any ground or underlying lease;

H. costs of any item which are reimbursed to Landlord by other tenants or third parties, or which are properly chargeable or attributable to a particular tenant or particular tenants;

I. costs incurred in connection with Landlord's preparation, negotiation, dispute resolution and/or enforcement of leases, including court costs and attorneys' fees and disbursements in connection with any summary proceeding to dispossess any tenant, or incurred in connection with disputes with prospective tenants, employees, consultants, management agents, leasing agents, purchasers or mortgagees;

J. costs of any additions to or expansions of the Project;

K. costs of repairs, restoration or replacements occasioned by fire or other casualty covered by the insurance maintained by Landlord whose premiums are Operating Expenses or caused by the exercise of the right of eminent domain;

L. any costs in the nature of fees, fines or penalties arising out of Landlord's breach of any obligation (contractual or at law and including, without limitation, costs, fines, interest, penalties and costs of litigation incurred as a result of late payment of taxes and/or utility bills), including attorney's fees related thereto;

M. depreciation; or

N. amounts paid to subsidiaries or affiliates of Landlord for services rendered to the Project to the extent such amounts exceed the competitive costs for delivery of such services were they not provided by such related parties.

8. Operating Expense Audit: Tenant shall have the right, at its own cost and expense, to audit or inspect Landlord's records (but not more than once in any calendar year) with respect to

Operating Expenses (the "Right to Audit"). Tenant shall give Landlord not less than thirty (30) days prior written notice of its intention to exercise its Right to Audit and such written notice must arrive within ninety (90) days of Tenant's receipt of the Operating Expense reconciliation from Landlord for the year in question, after which time said Right to Audit shall automatically expire. Landlord shall reasonably cooperate with Tenant during the course of such audit, which shall be conducted during normal business hours in Landlord's office. Landlord agrees to make such personnel available to Tenant as is reasonably necessary for Tenant, or for Tenant's employees or agents to conduct such audit. If Tenant's audit indicates a discrepancy between the actual Operating Expenses as determined by Landlord and the Operating Expenses as determined by Tenant's audit, Tenant shall either pay the amount by which it was undercharged within thirty (30) days of Landlord's notice, or Landlord shall credit the next due installment of Monthly Base Rent by the excess amount paid by Tenant. In the event that the Lease has expired or has otherwise been terminated, Landlord and Tenant agree to pay said discrepancy within thirty (30) days of written notice, so long as the Right to Audit has not expired. In the event Tenant's audit indicates Landlord has overcharged Tenant for Operating Expenses by more than five percent (5%) for any calendar year, Landlord shall pay all costs and expenses incurred by Tenant in connection with such audit; provided, however, that in no event shall Landlord be required to reimburse Tenant for any cost and expense in excess of $1,000.00.

EXHIBIT C-1
PARKING PLAN



EXHIBIT D
RULES & REGULATIONS

Landlord shall control and operate the common areas, and the facilities furnished for the common use of tenants in such manner as Landlord deems best for the benefit of the tenants generally. Adherence to the rules and regulations listed below will aid in each tenant's full use and enjoyment of the common areas.

A. The common areas of the property shall not be obstructed by Tenant or used for any purpose other than ingress and egress to and from Tenant's Premises. No tenant shall permit the visit to its Premises of persons in such number or under such conditions to interfere with the use by other tenants of the common areas.

B. Outside storage of any kind is strictly prohibited without Landlord's written consent.

C. Tenant, its servants, agents, invitees, employees and/or licensees shall only park on or utilize parking and loading areas directly related to such Tenant's premises. No parking space shall be designated reserved or marked for special use without Landlord's written consent. Tenant shall not park in a manner which would block or restrict the access of other tenants to their leased premises.

D. Tenant will not inscribe, affix or otherwise display signs, advertisements or notices in, on, or behind any windows, walls, doors, partitions or other part of the exterior of the property without prior written consent of Landlord. Any sign of a temporary nature will not be permitted.

E. Tenant will not attach or place awnings, antennas, satellites or other projections on the outside walls or any exterior portion of the property without prior written consent of Landlord.

F. No curtains, blinds, shades or screens will be attached to, hung in or used in connection with any window or door of the Premises unless previously approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

G. Tenant shall not receive, store or otherwise handle any product, material or merchandise which is explosive or highly flammable without prior written consent of Landlord, except as provided in Section 7.

H. Tenant shall not permit nor take any action that would constitute a nuisance or would endanger or unreasonably disturb any other tenants of the property or unreasonably interfere with their use of their respective premises.

I. The plumbing facilities will not be used for any purpose other than that for which they are constructed, and no foreign substance of any kind will be disposed into them. The cost and expense of any breakage, stoppage, damage or excessive usage resulting from a violation of this provision by Tenant, its employees, agents or invitees will be borne by Tenant.

J. Tenant agrees that the point pressure resulting from Tenant's racking system, inventory, forklifts and/or equipment shall not exceed allowable design floor loading for the floor slabs in the Premises.

K. Tenant will not permit the Premises to be used for any purpose or in any manner that would render the insurance thereon void or the insurance risk more hazardous.

L. Tenant shall comply with all governmental laws, ordinances and regulations applicable to the operation of its business in the Premises and to the use of the Premises and shall promptly comply with all governmental orders and directives for the correction, prevention and abatement of nuisances in or upon, or connected with, the Premises, all at Tenant's sole cost and expense.

M. Tenant shall not allow smoking in the Premises or elsewhere in the Project. Smoking is allowed in designated areas outside of the Project only. Landlord reserves the right to relocate smoking areas from time to time.

N. Tenant shall comply with Landlord's reasonable and customary standard move-out policy upon vacating the Premises.

EXHIBIT E

JANITORIAL SPECIFICATIONS

Frequencies: Five (5) days a week

Services to be provided: General Cleaning Specifications with task and frequency

A. Daily

1. Sweep, damp mop, or vacuum all floor areas of resilient, wood or carpet. Remove gum, tar, etc. adhering to floor, tile and spot clean carpet stains.

2. Empty and damp wash all ashtrays and wastebaskets, remove all trash, and insert new liners. Empty and clear corridor and lobby ash receptacles, sift sand urns, remove trash. Change sand as necessary to maintain neat appearance.

3. Dust, clean and/or polish level surfaces of desks, filing cabinets, all other office furniture and windowsills.

4. Spot wash to remove smudges, marks, and fingerprints from walls, equipment door partitions, light switches, desktops, etc.

5. Vacuum or remove lint on all cloth-covered furniture.

6. Wash and sanitize water fountains. Wash whiteboards, break room tabletops and base of tables and chairs.

7. Sweep all stairwells, steps, and landings. Clean all thresholds.

8. Clean elevator cab walls, vacuum cab carpet and spot clean where needed. Clean door tracks. Cleaning materials will be specified by Property Management for any special finish, elevator frames and doors.

9. Clean glass and Plexiglas surfaces and polish railings where applicable.

10. Clean and scrub all restrooms: floors and stall partitions, mirrors, soap dispensers, shelves, wash basins, exposed plumbing, dispensers and disposal container exteriors using detergent disinfectant and water. Clean and sanitize toilets and urinals with detergent disinfectant beginning with the seats and working down. Clean and polish bright metals. Refill all soap, toilet tissue and towel dispensers. Empty trash and replace liners.

B. Weekly

1. Dust all high areas including moldings, door blinds, window casings, venetian blinds, etc.

2. Damp mop all interiors stairwells and landings.

3. Clean marble with detergent and clear water.

C. Monthly

1. Vacuum all ceiling and wall air supply and exhaust diffusers and/or grills.

2. Dust all mini-blinds.

3. Make inspection tour with a Property Management representative (monthly, or as needed).

4. Clean all baseboards.

D. Quarterly

1. Vacuum drapes, cornices, and wall hangings.

2. Damp wash diffusers, vent grills, and light lenses including surrounding wall or ceiling areas that are soiled.

3. As needed, strip and refinish vinyl flooring, but not to exceed every two months.

E. Semi-Annual

1. Clean all exterior building windows.